This Announcement contains inside information as defined in Article 7 of the Market Abuse Regulation No. 596/2014 (“MAR”). Upon the publication of this Announcement, this inside information is now considered to be in the public domain.

HOLDINGS(S) IN COMPANY

AIM & TSX: “TGL” & NASDAQ: “TGA”

Calgary, Alberta, November 13, 2018 - TransGlobe Energy Corporation ("TransGlobe" or the “Company”) understands that as of 31 October 2018, Janus Henderson Group PLC, Janus Henderson European Focus Fund and various funds, individuals and/or institutional clients of the foregoing (together, "Janus Henderson"), beneficially own an aggregate interest in 7,785,000 common shares of the Company, which represents approximately 10.8% This percentage shareholding is based on a shares in issue figure of 72,205,369 common shares of TransGlobe. of the issued and outstanding common shares of the Company.
The above information is based on the Company's understanding of Janus Henderson's 13G/A Securities and Exchange Commission filing, dated 8 November 2018.

For further information, please contact:

Investor Relations	Via FTI Consulting
Telephone: 403.264.9888
Email: investor.relations@trans-globe.com
Web site: http://www.trans-globe.com

TransGlobe Energy	www.trans-globe.com
Ross Clarkson, Chief Executive Officer
Randy Neely, President
Eddie Ok, Chief Financial Officer

Canaccord Genuity (Nomad & Joint Broker)	+44 (0) 207 523 8000
Henry Fitzgerald-O'Connor
James Asensio

GMP First Energy (Joint Broker)	+44 (0) 207 448 0200
Jonathan Wright

FTI Consulting (Financial PR)	+44 (0) 203 727 1000
Ben Brewerton
Emerson Clarke	transglobeenergy@fticonsulting.com
Genevieve Ryan